Exhibit 10.1

Verso Corporation 8540 Gander Creek Drive Miamisburg, OH 45342 www.versoco.com

March 10, 2020

Mr. Michael A. Weinhold

616 W. Madison St.

Ann Arbor, MI 48103

Re: Termination of Employment

Dear Mike:

This letter agreement and its attached exhibits (collectively, this “Agreement”) set forth the understanding and agreement between Verso Corporation, a Delaware corporation (together with any of its parents, subsidiaries and affiliates as may have employed you from time to time, and any and all successors thereto, the “Company”), and you regarding the termination of your employment with the Company. All capitalized terms used but not defined herein have the meanings given to them elsewhere in this Agreement.

1. Termination; Termination Date. Your employment is being terminated by the Company, and the last day of your active employment with the Company is March 10, 2020 (the “Termination Date”). In connection therewith, you will resign from your positions as an officer of the Company and its subsidiaries effective as of the Termination Date.

2. Waiver. You agree to sign and be bound by the Waiver and Release of Claims Agreement set forth in Exhibit A (the “Waiver”), which is considered an integral part of this Agreement. By signing this Agreement and the Waiver, you are waiving certain legal rights, and you are hereby advised to consult with an attorney and to have the attorney review these documents with you before you sign them.

3. Termination Benefits. If you sign the Waiver and do not revoke it within the time periods described therein, and subject to your material compliance with all of your obligations under this Agreement, the Waiver, the Second Amended and Restated Confidentiality and Non-Competition Agreement dated as of November 14, 2019, between the Company and you (the “CNC Agreement”), the Company will provide to you the termination payments and benefits described in Exhibit B (the “Termination Benefits”). If you sign the Waiver but then revoke it in a timely manner, all provisions of this Agreement will be null and void, including, without limitation, your right to receive the Termination Benefits, but excluding your right to receive the other benefits described in Exhibit C, in connection with the termination of your employment with the Company.

4. Other Benefits. Certain benefits that the Company has provided or will provide to you, regardless of whether you sign this Agreement and the Waiver, in connection with the termination of your employment with the Company are described in Exhibit C.

5. Taxes. Except for any taxes that the Company is required to withhold and pay over to the applicable governmental authority, you will be ultimately and solely responsible for the timely payment in full of all federal, state, local and foreign taxes, and all interest and penalties thereon, imposed with respect to the Termination Benefits and all other benefits that you receive in connection with the termination of your employment. The Company will withhold any and all federal, state, local and foreign taxes and charges that the Company is required to withhold from the Termination Benefits and other benefits that you receive in connection with the termination of your employment. You agree not to make any claim against the Company or any other Releasee if the Company properly reports your compensation to the taxing authorities, or if an adverse determination is made as to the tax treatment of, the Termination Benefits or other benefits that you receive in connection with the termination of your employment.

6. Confidentiality. You agree not to disclose the existence or provisions of this Agreement to any person or entity unless the Company consents to such disclosure in advance and in writing; however, you may, without the Company’s consent, disclose that your employment has terminated, make such disclosures as are required by law (including disclosures to governmental and taxing authorities and courts), and disclose the existence and provisions of this Agreement to your spouse and immediate family members and to your attorneys, accountants, tax advisors, and other professional service providers as reasonably necessary, provided that you instruct each such person that the existence and provisions of this Agreement are strictly confidential and are not to be revealed to anyone else except as required by applicable law.

7. Non-Disparagement. None of the Company or any of its affiliates, or any of their directors or officers, will say or write, in any public forum or medium, anything that is disparaging, negative or unfavorable about you.

8. Further Assurances. You agree to execute and deliver any and all other documents and instruments and to take any and all other actions that the Company may reasonably request from time to time to effectuate the intent and purposes of this Agreement.

9. Acknowledgements. You acknowledge and agree that (a) you have carefully read this Agreement and the Waiver in their entirety, fully understand and agree to their terms, conditions and provisions, and have signed this Agreement and the Waiver knowingly, voluntarily and free from any fraud, duress, coercion or mistake of fact; and (b) this Agreement and the Waiver are final and will become legally binding on and enforceable against you and the Company beginning on the Effective Date.

10. No Admissions. The Company does not admit, in this Agreement or otherwise, that (a) the Company has treated you unlawfully or unfairly in connection with your employment with the Company, the termination of your employment, or otherwise, and (b) except as provided in this Agreement, the Company has incurred any liability to you or anyone else arising from or relating to your employment with the Company, the termination of your employment, or otherwise.

11. Fees and Expenses. If any party to this Agreement commences a lawsuit or any other legal proceeding against any other party hereto arising from or relating to this Agreement (including, without limitation, to enforce any covenant contained in this Agreement or to obtain any relief or remedy for any breach of this Agreement), the party substantially prevailing in such lawsuit or other legal proceeding will be entitled to receive, in addition to all other relief and remedies to which it may be entitled, an award of all the costs incurred by such party in preparing for and conducting the lawsuit or other legal proceeding, including, without limitation, its reasonable attorneys’ fees and expenses and court costs.

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12. Choice of Law and Jurisdiction. This Agreement will be governed by, construed under, and enforced in accordance with the internal laws of the State of Ohio, without regard to the conflicts-of-law provisions or principles thereof. This Agreement and its subject matter have substantial contacts with the State of Ohio, and any lawsuit or other legal proceeding with respect to this Agreement must be brought in a court of competent jurisdiction in Hamilton County, Ohio, or in the United States District Court for the Southern District of Ohio (Western Division). In any such lawsuit or other legal proceeding, any such court will have personal jurisdiction over all the parties hereto, and service of process upon them under any applicable law, statute or rule will be deemed valid and good.

To indicate your agreement to and acceptance of the terms, conditions and provisions of this Agreement and the Waiver, please sign both copies of this Agreement and the Waiver and return one copy of each document to me. The other copy of each document is for your files.

Very truly yours,

Verso Corporation

/s/ Kenneth D. Sawyer

Kenneth D. Sawyer

Senior Vice President of

Human Resources and Communications

Agreed to and Accepted:

/s/ Michael A. Weinhold
Michael A. Weinhold

Date: 3/11/20

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EXHIBIT A

VERSO CORPORATION

8540 Gander Creek Drive

Miamisburg, OH 45342

WAIVER AND RELEASE OF CLAIMS AGREEMENT

In exchange for the Termination Benefits, I freely and voluntarily agree to enter into and be bound by this Waiver and Release of Claims Agreement (this “Waiver”). All capitalized terms used but not defined herein have the meanings given to them elsewhere in the Agreement.

1. Termination; Termination Date. I acknowledge and agree that the Company has terminated my employment, and that the Termination Date is the last day of my active employment with the Company.

2. Delivery of Waiver. I acknowledge that the Company delivered the Agreement and this Waiver to me on March 10, 2020.

3. Effect on Termination Benefits. I acknowledge and agree that unless I sign and do not revoke this Waiver within the time periods described herein, and unless I comply with all the covenants and perform all the obligations imposed on me in the Agreement, this Waiver, the CNC Agreement, and any other contract between the Company and me, I will not be entitled to receive any of the Termination Benefits.

4. Waiver and Release. I, and anyone claiming through me (including, without limitation, my agents, representatives, assigns, heirs, beneficiaries, executors and administrators), hereby irrevocably, unconditionally and forever waive, release and discharge the Company, its direct and indirect parents, subsidiaries and other affiliates (including, without limitation, Verso Holding LLC, Verso Paper Holding LLC, Verso Escanaba LLC, Verso Luke LLC, Verso Minnesota Wisconsin LLC, Verso Quinnesec LLC, Verso Quinnesec Rep LLC and Verso Energy Holding LLC), its and their respective predecessors, successors and assigns, and its and their respective former, current and future stockholders, members, partners, directors, officers, managers, employees, agents, representatives, attorneys and insurers (collectively, the “Releasees”) from any and all claims, causes of action, charges, complaints, demands and rights of any nature whatsoever, whether known or unknown, and whether fixed or contingent, arising from, based on, or relating to my employment with the Company, the termination of such employment, my status at any time as a holder of any securities of any Releasee, any act or omission of any Releasee occurring prior to or on the Termination Date, and any dealing, transaction or event involving any Releasee occurring prior to or on the Termination Date, including, without limitation, any and all such claims, causes of action, charges, complaints, demands and rights under the Civil Rights Act of 1866, the Civil Rights Act of 1871, the Fair Labor Standards Act of 1938, the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, the Rehabilitation Act of 1973, the Employee Retirement Income Security Act of 1974, the Worker Adjustment and Retraining Notification Act of 1988, the Older Workers Benefit Protection Act of 1990, the Americans with Disabilities Act of 1990, the Family and Medical Leave Act of 1993, the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, all laws of the State of Ohio relating to any subject matter covered by the foregoing laws of the United States of America (including, without limitation, Ohio Revised Code Section 4112), and any other federal, state or local law, rule, regulation or common law, in each case as the same may be amended from time to time. This Waiver includes, without limitation, all wrongful termination and “constructive discharge” claims, all discrimination claims, all claims for compensation for the time worked and the services performed for the Company, all claims relating to any contract of employment (whether express or implied) with the Company, all claims for the breach of any covenant of good faith or fair dealing (whether express or implied), and any tort of any nature. This Waiver is for any relief or remedy, regardless of how it is denominated, including, without limitation, wages, back pay, front pay, reinstatement, benefits, compensatory damages, punitive or exemplary damages, and attorneys’ fees and expenses. Notwithstanding any provision of this Waiver to the contrary, this Waiver does not apply to any claim or right that may not be waived under applicable law, any claim for my vested interest in any employee benefit plan, program or arrangement maintained by the Company, any claim for unemployment insurance or workers’ compensation, any claim arising from or relating to the Agreement or this Waiver, or any claim that may arise after the Effective Date.

5. No Unreported Work-Related Injury or Illness. I represent that I have no unreported work-related injury or illness, and I have no basis to report any such injury or illness.

6. No Claim, Charge, Etc. I represent that I have not made or filed any claim, charge, complaint, demand or lawsuit against any Releasee to such Releasee or with the United States Equal Employment Opportunity Commission, the Ohio Civil Rights Commission, or any other federal, state or local governmental authority or court. Except as expressly contemplated in the last sentence of Section 4 of this Waiver, and only if and to the extent permitted by applicable law, I agree that (a) I will not make or file any claim, charge, complaint, demand or lawsuit against any Releasee, and (b) if any federal, state or local governmental authority or court assumes jurisdiction of any claim, charge, complaint, demand or lawsuit against any Releasee on my behalf, I will request that such governmental authority or court withdraw from the matter and I will refuse any and all benefits derived therefrom. I hereby irrevocably waive any right that I may have to bring any representative action or to serve in any representative capacity in any class or collective action against any Releasee, such that any action by me or taken on my behalf may proceed, if at all, only as an individual action.

7. No Unlawful Act or Omission; Investigations. I represent that (a) I have no knowledge of any unlawful act or omission by the Company in connection with my employment with the Company, the termination of such employment, or otherwise (including, without limitation, any false claim made by the Company or any other Releasee to the government or any governmental authority of the United States of America), and I know of no basis on which any such claim could be asserted; (b) I have no knowledge of any unlawful act or omission by any director, officer, employee, agent, representative, attorney, contractor, supplier or customer of the Company or any or other person or entity having or desiring to have a business relationship with the Company, and I know of no basis on which any such claim could be asserted; and (c) I have not knowingly engaged in any unlawful act or omission in the course of my employment with the Company, and I know of no basis on which any such claim could be asserted. I will cooperate in all reasonable respects in any investigation conducted by or on behalf of the Company into any matter that occurred at any time during my employment with the Company. I understand that this Waiver does not prevent me from cooperating in any investigation conducted by or on behalf of any federal, state, local or foreign governmental authority. To the fullest extent permitted by applicable law, I hereby irrevocably assign to the government of the United States of America any right that I might have to any proceeds or award in connection with any false claim proceeding against the Company or any other Releasee.

8. Return of Company Property. I represent and agree that I have delivered to the designated authorized representative of the Company all property of the Company in my possession or under my control as of the Termination Date, including, without limitation, all employee identification cards, credit cards, telephone cards, computers and computer equipment, personal digital assistants and handheld electronic information devices (for example, a cellular telephone), and other equipment and property.

9. Confidential Information. I represent and agree that (a) I have delivered to the Company any Confidential Information in my possession or under my control as of the Termination Date; (b) I will not retain any Confidential Information after the Termination Date; and (c) I will not use or disclose any Confidential Information after the Termination Date except as directed by the Company. As used herein, the term “Confidential Information” means any item of information or compilation of information, in any form, tangible or intangible, pertaining to the Company’s business that is not authorized by the Company for disclosure to the public or is not readily available to the public through proper means. Confidential Information includes, without limitation, (a) the Company’s business strategies, plans and analyses; purchasing strategies, plans, practices, methods, techniques and information; actual and prospective supplier lists; supplier information and analyses; manufacturing strategies, plans, practices, methods, techniques and information; sales and marketing strategies, plans, practices, methods, techniques and information; actual and prospective customer lists; customer information and analyses; information technology strategies, plans, practices, methods, techniques and information; computer programs and source codes; human resources information and personnel files; accounting and financial information; legal information; research and development information; Inventions; know-how and trade secrets; and (b) information entrusted to the Company in confidence by other persons and entities.

10. Inventions. I acknowledge and agree that the Company owns all rights to and interests in any Invention that I conceived of, developed or assisted in developing, in whole or in part, while employed with the Company and prior to the Termination Date that (a) relates to the Company’s former, current or anticipated future businesses, (b) involves the use of the Company’s information, equipment, facilities or supplies, (c) is or was created or conceived of, in whole or part, while working on the Company’s time, or (d) results from my work for the Company. I represent and agree that I have disclosed to the Company all Inventions that I conceived of, developed or assisted in developing, in whole or in part, while employed with the Company and prior to the Termination Date. As used herein, the term “Inventions” means inventions (whether or not patentable), discoveries, innovations, improvements, designs and ideas and related technologies and methodologies (whether or not shown or described in writing or reduced to practice). I understand that my acknowledgement of the Company’s ownership of such Inventions and the required disclosure thereof do not apply to an Invention that does not meet any of the characteristics identified in the first sentence of this Section 10.

11. Non-Disparagement. I will not say or write, in any public forum or medium, anything that is disparaging, negative or unfavorable about the Company or its business, employees or prospects, except as permitted under applicable law.

12. Binding Effect. I acknowledge and agree that this Waiver is binding on me and my agents, representatives, assigns, heirs, beneficiaries, executors and administrators.

13. Unenforceability. I acknowledge and agree that if any provision of this Waiver is found, held or deemed by a court of competent jurisdiction to be void, unlawful or unenforceable under any applicable law, the remainder of this Waiver will continue in full force and effect.

14. Choice of Law and Jurisdiction. This Waiver will be governed by, construed under, and enforced in accordance with the internal laws of the State of Ohio, without regard to the conflicts-of-law provisions or principles thereof. This Waiver and its subject matter have substantial contacts with the State of Ohio, and any lawsuit or other legal proceeding with respect to this Waiver must be brought in a court of competent jurisdiction in Hamilton County, Ohio, or in the United States District Court for the Southern District of Ohio (Western Division). In any such lawsuit or other legal proceeding, any such court will have personal jurisdiction over all the parties hereto, and service of process upon them under any applicable law, statute or rule will be deemed valid and good.

15. CONSIDERATION AND CONSULTATION. THE COMPANY HEREBY ADVISES ME THAT BEFORE I SIGN THIS WAIVER, I MAY TAKE 21 DAYS TO CONSIDER WHETHER OR NOT TO SIGN IT. THE COMPANY ALSO HEREBY ADVISES ME TO CONSULT WITH AN ATTORNEY AND TO HAVE THE ATTORNEY REVIEW THIS WAIVER WITH ME BEFORE I SIGN IT. I HEREBY ACKNOWLEDGE THAT I HAVE HAD AN OPPORTUNITY TO CONSULT WITH AN ATTORNEY AND EITHER HAVE HELD SUCH CONSULTATION OR HAVE DETERMINED NOT TO CONSULT WITH AN ATTORNEY.

16. REVOCATION. THE COMPANY HEREBY ADVISES ME THAT I MAY REVOKE THIS WAIVER BY DELIVERING WRITTEN NOTICE OF MY REVOCATION TO KENNETH D. SAWYER, SENIOR VICE PRESIDENT OF HUMAN RESOURCES AND COMMUNICATIONS, VERSO CORPORATION, 8540 GANDER CREEK DRIVE MIAMISBURG, OH 45342, WITHIN THE 7-DAY PERIOD FOLLOWING THE DAY THAT I SIGN THIS WAIVER (THE “REVOCATION PERIOD”). I UNDERSTAND THAT IF I REVOKE THIS WAIVER WITHIN THE REVOCATION PERIOD, ALL PROVISIONS OF THE AGREEMENT WILL BE NULL AND VOID, INCLUDING, WITHOUT LIMITATION, MY RIGHT TO RECEIVE THE TERMINATION BENEFITS, BUT EXCLUDING MY RIGHT TO RECEIVE THE OTHER BENEFITS DESCRIBED IN EXHIBIT C, IN CONNECTION WITH THE TERMINATION OF MY EMPLOYMENT WITH THE COMPANY. I ALSO UNDERSTAND THAT IF I DO NOT REVOKE MY ACCEPTANCE OF THIS WAIVER WITHIN THE REVOCATION PERIOD, THIS WAIVER WILL BE FOREVER LEGALLY BINDING AND ENFORCEABLE BEGINNING ON THE DAY IMMEDIATELY FOLLOWING THE LAST DAY OF THE REVOCATION PERIOD (THE “EFFECTIVE DATE”). THIS WAIVER IS NOT EFFECTIVE OR ENFORCEABLE UNTIL THE REVOCATION PERIOD HAS EXPIRED.

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I acknowledge and agree that I have carefully read this Waiver in its entirety, fully understand and agree to all of its terms, conditions and provisions, and have signed this Waiver knowingly, voluntarily and free from any fraud, duress, coercion or mistake of fact. Upon signing this Waiver, I agree to deliver it to Kenneth D. Sawyer, the Senior Vice President of Human Resources and Communications of the Company.

/s/ Michael A. Weinhold
Michael A. Weinhold

Date: 3/11/20

EXHIBIT B

TERMINATION BENEFITS

Notwithstanding any provision to the contrary in the Agreement or elsewhere, if you materially breach any covenant or fail to perform any obligation imposed on you in the Agreement, the Waiver, the CNC Agreement, or any other contract between the Company and you, or you do not sign or revoke the Waiver, you will not be entitled to receive any of the Termination Benefits and will promptly return any and all Termination Benefits already received to the Company. All capitalized terms used but not defined herein have the meanings given to them elsewhere in the Agreement.

1. Termination Allowance. The Company will pay to you $525,000 as your termination allowance under the Company’s severance policy. The termination allowance payment will be made within three days after the Effective Date.

2. CNC Payment. Pursuant to Section 6(g) of the CNC Agreement, the Company will pay to you $971,250 representing 185% of your annual base salary in effect immediately prior to the Termination Date (the “CNC Payment”). Fifty percent of the CNC Payment (i.e., $485,625) will be paid on September 30, 2020, and the remaining 50% of the CNC Payment will be made in six equal, consecutive, monthly installments, each in the amount of $80,937.50, commencing on October 30, 2020.

3. Verso Incentive Plan. Pursuant to Section 6(f) of the CNC Agreement, the Company will pay to you a prorated portion of the annual incentive award, if any, that may be payable to you under the 2020 Verso Incentive Plan (the “2020 VIP”). The 2020 VIP payment, if any, will be based on the Company’s actual level of achievement of its performance objectives under the 2020 VIP and the assumption that you achieved 100% of your group/individual performance objectives under the 2020 VIP, and will be prorated on a daily basis to reflect the number of days that you were employed by the Company in 2020. The 2020 VIP payment, if any, will be made in 2021 in accordance with the provisions of the 2020 VIP. In addition, on March 31, 2020, the Company will pay to you the remaining amount payable to you under the 2019 Verso Incentive Plan, in the amount of $15,750.

4. Discretionary Annual Contribution Program. Not later than April 30, 2020, the Company will make an aggregate contribution of $31,208.63 on your behalf under the Discretionary Annual Contribution Program (the “DAC”) for the 2019 plan year, which shall include a contribution to your account under the Retirement Savings Plan in the amount of $8,400 and a credit to your account under the Deferred Compensation Plan in the amount of $22,808.63.

5. Lost Retirement Benefits. The Company will contribute $299,775 representing the Lost Retirement Benefits provided for in Section 6(k) of the CNC Agreement, to your account under the Deferred Compensation Plan within 10 days after the Effective Date.

6. Deferred Compensation Plan Account (i.e., 409A Plan). Your Deferred Compensation Plan Account will be distributed on September 15, 2020, for all distributions where “Separation of Service” was elected. If you made affirmative elections for distribution dates other than “Separation of Service”, distribution will take place on the dates that you elected.

7. Equity Awards. 43,357 time-based restricted stock units shall become vested as of the Termination Date and be settled within 10 days after you execute the Waiver and do not revoke it within the time-period for revocation set forth therein. 18,557 performance-

based restricted stock units shall remain outstanding and will not vest unless and until the applicable date as of which the conditions to their vesting set forth in the applicable award agreement are met, provided that the condition that you be employed by the Company at the time of vesting shall not apply.

8. Medical and Dental Insurance. The Company will provide fully subsidized continuation of your current benefit election for 6 months, beginning the 1st day of the month following termination date (“Initial Continued Coverage”). Thereafter, you have the right to continue the group medical and dental insurance coverage provided by the Company for you and your eligible dependents pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), provided that you elect such continued coverage in accordance with COBRA, during the two-year period (the “COBRA Period”) beginning on the first day of the month immediately following the termination of the 6 months of your fully subsidized coverage. If, and to the extent that, you elect to receive continued medical and dental insurance coverage in accordance with COBRA, the cost of the continued coverage during the subsequent 18 months of the COBRA Period (the “Subsequent Continued Coverage”) will be split between you and the Company, with you paying the standard, active- employee portion of the cost in effect immediately prior to the Termination Date and the Company paying the balance of the cost. Notwithstanding the foregoing:

(a) The Company’s obligation to pay the cost of the Initial Continued Coverage or its portion of the Subsequent Continued Coverage will terminate effective as of the last day of the month in which you first become eligible for comparable coverage from another employer, as reasonably determined by the Company.

(b) If the Initial Continued Coverage would result in penalties under Section 4980D of the Internal Revenue Code of 1986, as amended, the Company, in its sole and absolute discretion, may provide that (1) you will pay to the Company, on an after-tax basis, a monthly amount equal to the full premium cost of the Initial Continued Coverage (determined in accordance with the methodology under COBRA) for such month, and (2) within 30 days after such premium payment, the Company will reimburse you in cash (less required withholding) an amount equal to the sum of (A) the excess of (i) the full premium cost of the Initial Continued Coverage for such month over (ii) any premium amount that would have been payable by you if you had been actively employed by the Company for such month and (B) an additional tax gross-up payment to cover all estimated applicable federal, state and local income and payroll taxes imposed on you with respect to the Initial Continued Coverage.

9. Basic Life Insurance. The Company will (A) continue to provide current coverage under Basic Life Insurance for 2 years, beginning the 1st of the month following the termination date and (B) if federal, state and/or local income and payroll taxes imposed on you with respect to such continued coverage, provide an additional tax gross-up payment to cover all such estimated taxes. This coverage will be equivalent to one time(s) your base salary at time of termination. Thereafter, you have the right to convert the group basic life insurance coverage on your life provided by the Company to an individual life insurance policy with a guaranteed premium rate. The coverage will be provided by Legal and General American Banner Life Insurance Company. We will provide you with the contact information for the agent responsible for getting your coverage started.

10. Outplacement Services. Within three days after the Effective Date, the Company will pay you $9,500 in lieu of Outplacement Services.

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11. Legal Fees. The Company will reimburse you reasonable legal fees and expenses incurred in connection with review of this Agreement any documents ancillary thereto, not in excess of $5,000, within three days after receipt of reasonable substantiation.

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EXHIBIT C

OTHER BENEFITS

The Company has provided or will provide you with certain benefits that are affected by the termination of your employment with the Company. Summary information regarding the benefits and the effects of your termination on them is provided below. The information, being summary in nature, is qualified in its entirety by reference to the written plans, programs, contracts and other documents underlying the benefits. If you have any questions about the benefits, please direct your inquiries to Lisa Mullen, Director, Pension, Benefits, and Payroll, by telephone at 937-528-3608 or by email at lisa.mullen@versoco.com All capitalized terms used but not defined herein have the meanings given to them elsewhere in the Agreement.

1. Unused Salary and Vacation. As soon as administratively practicable after the Termination Date, the Company will pay to you your earned but unpaid Salary through the Termination Date plus a payment of $12,115.39 in lieu of your 6 accrued vacation days in 2020.

2. Retirement Savings Plan (i.e., 401(k) Plan). As of the Termination Date, your individual contributions and the Company’s matching contributions on your behalf under the Retirement Savings Plan will be vested. In view of the termination of your employment with the Company, you are encouraged to call Transamerica Retirement Solutions at toll-free 1-800-422-6103, Option 4 and/or contact your individual financial and tax advisors to discuss the future handling of your Retirement Savings Plan account and the potential financial and tax impacts on you, including, without limitation, the roll-over of the funds in your Retirement Savings Plan account to your personal individual retirement account (i.e., IRA), the withdrawal of funds from your Retirement Savings Plan account (which may subject your account to a penalty for early withdrawal), and any outstanding loan that you may have from your Retirement Savings Plan account.

3. Discretionary Annual Contribution Program. As of the Termination Date, the Company’s contributions on your behalf under the Discretionary Annual Contribution Plan will be vested. Please refer to Section 2 of this Exhibit C for guidance on contacting Transamerica Retirement Solutions and/or your individual financial and tax advisors regarding the future handling of your Retirement Savings Plan account.